Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE
EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, effective as of the 14th day of June, 2005, by and between Mercantile Bankshares Corporation (“Mercshares”) and Mercantile-Safe Deposit and Trust Company (“Merc-Safe”), both corporations of the State of Maryland, Two Hopkins Plaza, Baltimore, Maryland 21201, hereinafter collectively referred to as “Employer,” and Jay M. Wilson, hereinafter referred to as “Executive.”

WHEREAS, Employer is engaged in the banking, trust and investment management business, and Executive has special skills and talents in that business;

WHEREAS, Employer has employed Executive on the terms provided herein, and Executive, in turn, has accepted full-time employment with Employer according to such terms; and

WHEREAS, this Amended and Restated Executive Employment Agreement shall supersede the   Executive Employment Agreement dated as of January 6, 2005.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties do hereby agree as follows:

1.                                       Offices of Executive.  Executive will serve as Vice Chairman of Mercshares, and Chairman and CEO of Investment and Wealth Management of Mercshares and Merc-Safe.  This office may be changed during the term of this Agreement by mutual consent of the parties.  Mercshares, as the sole stockholder of Merc-Safe, agrees to elect Executive as a Director of Merc-Safe and will continue him as a Director of Merc-Safe throughout the period of his employment under this Agreement.  Mercshares will present Executive to the Nominating and Corporate Governance Committee of its Board as a potential candidate for Board membership.

2.                                       Term.  The term of this Agreement shall begin on January 1, 2005, and shall terminate on January 1, 2008; provided that the termination date shall be extended (but not beyond Executive’s retirement date) for one additional year on January 1, 2008 and on January 1 of each succeeding year, unless either Employer or Executive on or before the immediately preceding September 30 declines such an extension by written notice to the other party.

3.                                       Compensation.  Executive shall be paid a base annual salary as determined by the Board of Directors of Mercshares from time to time, at a rate of not less than $750,000 per calendar year, subject to withholding for appropriate items.  In no year shall his base salary be less than in the preceding year.  Executive shall be eligible for a bonus of up to 100% of his base salary. Such bonus shall be determined in part under the Employer’s Annual Incentive Compensation Plan (“AICP”) and in part in as determined by the Employer’s Compensation Committee.

4.                                       Other Benefits.  Executive shall be entitled to participate in, and to receive benefits under, any long-term incentive plan, deferred compensation plan, qualified retirement plan, profit sharing plan, savings plan, equity option plan, group life, disability, sickness, accident and health programs, or any other benefit plan or arrangement made available by Employer to its executives generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement.  In addition, Executive shall be entitled to participate in a supplemental executive retirement plan, and to certain benefits under an Executive Severance Agreement among Executive, Mercshares and Merc-Safe dated as of January 6, 2005 (as such plan and agreement may be amended from time to time).

5.                                       Expenses.  Employer shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the business of the Employer, including expenses for entertainment (and any club memberships approved by the chief executive officer of Mercshares), travel and similar items, and will provide Executive, without charge, with the use of an automobile for business purposes, in accordance with Employer policy.  Executive shall submit to Employer substantiation for reimbursable expenses.

6.                                       Vacation.  Executive shall be entitled to a minimum of four weeks vacation each year.

7.                                       Scope of Employment.  Executive shall perform the duties of Vice Chairman of Mercshares and Chairman and CEO of Investment and Wealth Management of Mercshares and Merc-Safe and associated services for affiliates as defined by Employer.  The duties will include the executive leadership of the Investment and Wealth Management Division of Merc-Safe, or any designated successor division.  Executive agrees to serve with undivided loyalty to Employer and to devote all of his working time and efforts in performance of such duties, except for attention to personal investments, participation in family business enterprises, outside directorships, and public service commitments, provided that none of the foregoing shall unreasonably interfere with his principal employment.  Employer shall provide Executive with suitable office, secretarial and other support assistance appropriate to his position.  Executive shall report directly to Edward J. Kelly, III, or his successor.

8.                                       Early Termination.

(a)                                  Resignation.  Executive may voluntarily resign his employment under this Agreement without Good Reason (as defined in Section 8(e)) at any time.

(b)                                 Termination by Employer for Good Cause.  Employer may terminate Executive’s employment at any time during the term of this Agreement for Good Cause .  For purposes of this Agreement, “Good Cause” shall be limited to proven or admitted fraud or material illegal acts by Executive or a breach of, any of Executive’s covenants of undivided loyalty to and the performance of duties for Employer, as set forth in Section 7 of this Agreement.

(c)                                  Termination by Employer Without Good Cause.  Subject to the provisions hereof, Employer may terminate Executive’s employment under this Agreement before the end of the Employment Term, without Good Cause, upon 60 days’ prior written notice.

(d)                                 Removal from Offices Due to Disability.  If Executive becomes “Disabled” (as defined below), Employer may remove Executive from am some or any of his offices; provided that Employer shall restore Executive to any such office if he shall become able to perform the duties of any such office at any time within the three hundred sixty~~-~~ five (365) days next following his removal from any such office.  For purposes of this Agreement, Executive will be deemed to be “Disabled” or to have a “Disability” if Executive is determined to be totally and permanently disabled under Employer’s Long-term Disability Insurance Plan in which he participates or if Executive is unable to substantially perform the customary duties and responsibilities of Executive’s employment for a period of at least 180 consecutive days by reason of a physical or mental incapacity.

(e)                                  Termination by Executive for Good Reason.  Executive may resign for “Good Reason” if, without Executive’s prior written consent, Employer:

(i)                                     assigns Executive any duties inconsistent in any respect with the Executive’s position as described herein (including status, offices, titles and reporting requirements, authority, duties or responsibilities) or any other action by Employer that results in a diminution in such position or in the nature and quality of Executive’s office facilities, secretarial and support assistance, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Employer promptly after receipt of notice thereof given by the Executive;

(ii)                                  reduces Executive’s base salary or benefits from the levels of compensation and benefits in effect in the immediately preceding year, including but not limited to salary, expense allowance, vacation time or other vacation benefits, excusal from performance of duties under Employer policies or agreements (by reason of illness, disability or other factors), continuance of all Executive benefits and benefit plans and preservation of Executive’s levels of participation and benefits thereunder (including any agreement between the Employer and Executive, deferred compensation arrangement, pension or other retirement or profit-sharing plan, thrift and medical reimbursement plan, health insurance or other health or disability plan, life insurance plan, omnibus stock plan, stock option plan, stock purchase plan, stock appreciation right plan or any other

Executive benefit plan or provision for fringe benefits in effect in the immediately preceding year) other than an isolated, insubstantial or inadvertent failure to provide compensation or benefits that is remedied by the Employer promptly after receipt of notice thereof given by the Executive; provided, however, that a reduction in level of annual bonus shall not be deemed to be included within the scope of this paragraph;

(iii)                               requires the Executive to be based at any office or location other than the Employer’s principal offices within the City of Baltimore, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv)                              purports to terminate the Executive’s employment otherwise than as expressly contemplated in this Section 8 in the case of Good Cause, death or Disability.

Before resigning for Good Reason, Executive must specify in writing to Company the nature of the act or omission that Executive deems to constitute Good Reason and, if the situation can be cured, give Company at least 30 days after receipt of such notice to correct the situation (and thus prevent Executive’s resignation for Good Reason).

(f)                                    Death.  If Executive dies during the term of this Agreement, this Agreement will terminate as of the date of Executive’s death, and Executive’s estate will be entitled to the benefits described in Section 9(c) of this Agreement.

9.                                       Payments on Termination of Employment.

(a)                                  Termination by Employer for Good Cause or Executive’s Resignation Without Good Reason.  If Employer terminates Executive’s employment for Good Cause or Executive resigns without Good Reason, Employer will promptly pay to Executive: (i) the unpaid amount, if any, of Executive’s base salary through the date of termination or resignation, (ii) the unpaid amount, if any, of Executive’s previously earned and unpaid incentive bonus for the calendar year preceding the year of termination, (iii) the amount of any substantiated but previously unreimbursed business expenses incurred through the date of termination or resignation, and (iv) the additional vested benefits, if any, to which Executive is entitled under the terms of any Employer employee pension or welfare benefit plan in which Executive was a participant, in accordance with the conditions and payment schedules set forth in such plan(s) (the amounts specified in clauses (i) through (iv), collectively, “Accrued Compensation”).

(b)                                 Termination by Employer Without Good Cause or by Executive for Good Reason.  If Employer terminates Executive’s employment without Good Cause or Executive resigns for Good Reason, Executive will be entitled to receive the following payments and benefits:

(i)                                     any Accrued Compensation;

(ii)                                  continued payment of Base Salary (without giving effect to any reduction in Base Salary that constitutes Good Reason) for the remainder of the term of this Agreement;

(iii)                               a bonus for the year of termination equal to the highest bonus for the immediately preceding three years, which amount shall be paid in a lump sum within ten days of the date of termination;

(iv)                              full and immediate vesting of any stock options, restricted stock, stock appreciation rights, deferred compensation or other restricted benefits; and

(v)                                 continuing group health and group life insurance coverage for Executive and, where applicable, Executive’s spouse and eligible dependents, at the same benefit levels in effect from time to time with respect to active senior executives of Employer (“Benefit Continuation Coverage”), for the remainder of the term of this Agreement.  If and to the extent such Benefit Continuation Coverage is not permitted by the applicable plan or by applicable law, Executive will instead be entitled to cash payments sufficient to reimburse Executive and/or Executive’s spouse and eligible dependents, on an after-tax basis, for a proportionate amount of the reasonable cost of comparable individual or other replacement coverage through the end of the term of this Agreement.

(c)                                  Termination Due to Death.  In the event of the termination of Executive’s employment due to death, Executive (or Executive’s estate or other legally-designated beneficiary) will be entitled to receive the following payments and benefits:

(i)                                     any Accrued Compensation; and

(ii)                                  a pro rated incentive bonus for the year of termination, determined by multiplying (A) the highest incentive bonus earned within the preceding three years, by (B) a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of termination, and the denominator of which is 365, which amount shall be paid in a lump sum within ten days of the date of termination.

(d)                                 Termination Due to Disability.  In the event of the removal of Executive from one or more offices due to Disability during the term of this Agreement, Executive (or Executive’s estate or other legally-designated beneficiary) will be entitled to receive the following payments and benefits:

(i)                                     any Accrued Compensation for the period of time prior to the Disability;

(ii)                                  a pro rated incentive bonus for the year in which Executive was removed from such office or offices, determined by multiplying (A) the highest incentive bonus earned within the preceding three years, by (B) a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of the Disability, and the denominator of which is 365, which amount shall be paid in a lump sum within ten days of the date of termination; and

(iii)                               any payments payable pursuant to Employers Disability Insurance Plan for periods covered under such plan.

(e)                                  Termination Due to Expiration of the Employment Term.  In the event of the termination of Executive’s employment due to expiration of this Agreement, Executive will be entitled to receive the following payments and benefits:

(i)                                     any Accrued Compensation; and

(ii)                                  a pro rated incentive bonus for the year of termination, determined by multiplying (A) the target annual incentive bonus for the year, or if no target annual incentive bonus was established for the year, the highest incentive bonus earned within the preceding three years, by (B) a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of termination, and the denominator of which is 365, which amount shall be paid in a lump sum at the same time as such bonus would otherwise have been paid for such year.

10.                                 Non-Competition.  Executive agrees that upon termination of his employment with Employer, he shall not engage in competitive activities in the State of Maryland or in contiguous states, or the District of Columbia, or in any other state in which any offices are maintained by Mercshares, Merc-Safe or affiliated entities, as an employee of, consultant to, or in any other comparable capacity with, any other banking institution, bank holding company, financial holding company, for a period of two years following such termination.  Executive agrees that Employer shall be entitled to injunctive relief, in lieu of or in addition to damages, for a violation by Executive of the provisions of this Section 9.

11.                                 Successors.  This Agreement shall be binding upon and inure to the benefit of all successors of Employer, whether by merger, consolidation, reorganization, share exchange, transfer of assets or otherwise.  This Agreement shall not be otherwise assignable by Employer except with the prior written consent of Executive.  Executive shall not assign his rights or duties under this Agreement, except (a) as provided in Section 1 of this Agreement, and (b) as provided under any employee or executive benefit plan with Employer relating to Executive.

12.                                 Notices.  All notices called for under this Agreement shall be in writing addressed to Employer at Two Hopkins Plaza, Baltimore, Maryland 21201, Attention:  Corporate Secretary, and to Executive at Two Hopkins Plaza, Baltimore, Maryland 21201, or to such other address as either party may designate to the other in writing from time to time.  Any such notice shall be effective when received or two (2) business days after mailing, postage prepaid, by first class, certified or registered mail, return receipt requested.

13.                                 Entire Agreement.  This Agreement represents the entire agreement between the parties, and all prior representations, agreements and understandings between the parties as to its subject matter are of no further force or validity.

14.                                 Amendments.  Any amendments to this Agreement must be in writing signed by both parties hereto.

15.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws.

16.                                 Headings.  The headings used in this Agreement are solely for convenience and are not to be used in the construction or interpretation hereof.

17.                                 Severability.  In the event that one or more of the provisions of this Agreement are found to be unenforceable or illegal, the remaining provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Executive Employment Agreement, as of the day and year first above written.

WITNESS:

(SEAL)
JAY M. WILSON

ATTEST:	MERCANTILE-SAFE DEPOSIT
AND TRUST COMPANY

	By:		(SEAL)
JOHN L. UNGER		EDWARD J. KELLY, III
Secretary		Chairman and Chief Executive Officer

ATTEST:	MERCANTILE BANKSHARES
CORPORATION

	By:		(SEAL)
JOHN L. UNGER		EDWARD J. KELLY, III
Secretary		Chairman, President and Chief Executive Officer